Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (i) the use of the name Netherland, Sewell & Associates, Inc., the reference to our reserves report for RAAM Global Energy Company (the “Company”) dated January 19, 2012, and the use of information contained therein in the Company’s annual report and in Form 10-K to be filed on or about March 27, 2012, and (ii) inclusion of our summary report dated January 19, 2012, included in the Form 10-K to be filed on or about March 27, 2012, as Exhibit 99.1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 27, 2012